Exhibit 10.33

Binding Heads of Terms

Between:	Fox Broadcasting Company (“Fox”)
FremantleMedia North America Inc. (“FM”)
19 TV Limited (“19”) together (“the parties”)
regarding the television series “American Idol” (“AI”)

1.                                     Fox agrees to guarantee production through and including AI 10 and the terms of this deal apply to each season beginning with AI5, Fox’s commitment to AI9 is subject to AI8 having a minimum average Nielsen rating of 8.0 in the 18-49 category.  Fox’s commitment to AI 10 is subject to AI9 having a minimum average Nielsen rating of 8.0 in the 18-49 category.

2.                                     Fox agrees to order a minimum of 37 hours and a maximum of 45 hours of AI programming each season as long as all hours adhere to the established series format.

3.                                     l9/FM will produce for Fox Reality Channel at Fox Reality Channel’s cost, two post AI shows per week during the last 10 weeks of the season for broadcast on the Fox Reality Channel.  19/FM will produce programming linked to Al for TV Guide Channel, at TV Guide Channel’s cost, it being agreed that the production of mutually acceptable programming for TV Guide Channel is part of this Heads of Terms.  The lengths budget and nature of the programming shall be mutually approved, such approval not to be unreasonably withheld or delayed.

4.                                     Internet — The official website will be americanidol.com which will be built and hosted by Fox on a News Corp. portal to be agreed, at Fox’s expense.  Fox will provide and control a rich content site subject to mutual creative approvals.  19/FM has the right to offer premium services including non-show footage and other items to the site in 19/FM’s reasonable good faith judgment.  If there are legal, technical or practical reasons to prevent the use of “americanidol.com” in relation to AI5 the parties will agree to use “idolonfox.com” for A15.

5.                                     Telephony - 19/FM will provide Fox the rights to wireless and can offer to third parties the content described on the attached schedule.

6.                                     Fox agrees to pickup two original shows produced jointly by 19/FM over the next five years.  Such shows are to have a minimum of 13 episodes if scripted (1 series arc if unscripted) and will be intended by 19/FM to be aired immediately following AI.  Fox does not commit to airing such shows immediately following AI.  Commercial terms to be negotiated in good faith and subject to Fox paying a $l.5 million per show penalty in the event Fox chooses not to pick-up or broadcast such show.

7.                                     In addition to all existing contractual payments relating to AI, Fox will pay additional annual licence fees beginning with AI5 as follows:

AI5	$18.0 million
AI6	$21.5 million
AI7	$25.5 million
AI8	$30.5 million
A19	$35.5 million
AI 10	$35.5 million

The additional licence fees will be payable in equal quarterly instalments commencing on 15 January  in each broadcast season.

8.                                     Fox agrees to pay 19/FM 2/3 of net Internet revenues generated by Fox above $5.0 million for AI5, $7.0 million for AI6, $8.0 million for AI7, $10.0 million for AI8, $12.0 million for AI9 and $12.0 million for AI 10.  19/FM retains 100% of income from its premium services offered on the americanidol.com website.

9.                                     Fox agrees to pay 19/FM 50% of telephony revenues generated by Fox above $3.0 million for AI5, $4.5 million for AI6, $6.0 million for AI7, $10.0 million for AI8, $14.0 million for A19 and $14.0 million for AI 10.

10.                               19/FM have the right to retain two 30 second spots per hour in all AI shoulder programming including the previously described programming for the Fox Reality Channel.

11.                               Fox agrees to pay 50% of any additional executive producer fees to Ken and Nigel beyond the amounts they receive under their current deals.

12.                               Unless otherwise directed by 19/FM all payments to 19/FM under this agreement shall be divided equally between 19 and FM and paid direct to each of them by Fox.

13.                               This agreement shall be legally binding on the parties unless and until replaced by a long form agreement.  The parties shall negotiate in good faith to agree as soon as possible a detailed long form agreement incorporating the commercial terms set out in these Heads following, in each instance, the principles set out in this paragraph 13.  In negotiating a long form agreement, the intention of the parties is:

(a)                                to share ideas and work together to maximize the commercial potential of AI for the benefit of all parties;

(b)                               to work immediately arid in good faith to agree to a clearly defined rights package for Fox that allows Fox a real opportunity to recoup the advances payable to 19 and FM for Internet rights (including, but not limited to, the rights set forth in the Request for Proposal drafted by 19/FM) and wireless telephony rights (including, but not limited to, the rights set forth in paragraph 5 above) and to generate further revenues from those and other sources for the mutual financial benefit of the parties; and

(c)                                to maintain a regular and open dialogue to resolve any issues arising between the parties

The parties confirm their agreement to the above terms by signing below.

/s/
Fox Broadcasting Company

/s/
FremantleMedia North America Inc.

/s/
19 TV Limited